CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2026, with respect to the consolidated financial statements included in the Annual Report of Reading International, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Reading International, Inc. on Forms S-8 (File No. 333‑167101, File No. 333‑225471, File No. 333‑254929, File No. 333-278404, and File No. 333-286288).

/s/GRANT THORNTON LLP

Newport Beach, California

March 31, 2026